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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation of our report dated January 21, 2002 relating to the consolidated statements of financial condition of SoundView Technology Group, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001 and schedule, included in this Form 10-K, into the Company's previously filed Registration Statements on Form S-8 (File Nos. 333-85203; 333-30084, 333-42304 and 333-51972) and the
related resale prospectuses prepared in accordance with Form S-3.

/s/ ARTHUR ANDERSEN LLP
New York, New York
March 28, 2002